                                                                    EXHIBIT 11.1

                                  MCLEOD, INC.


           COMPUTATION OF LOSS PER COMMON AND COMMON EQUIVALENT SHARE
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 THREE MONTHS ENDED
                                                     MARCH 31,
                                                --------------------
                                                  1997       1996
                                                ---------  ---------
Computation of weighted average number of
 common shares outstanding and common
 equivalent shares: (A)
Common shares, Class A, outstanding at the
 beginning of the period                           36,173     16,387
Common shares, Class B, outstanding at the
 beginning of the period                           15,626     15,626
Weighted average number of shares issued during
 the period (C)                                       528       ----
Common equivalent shares attributable to stock
options granted (B)                                  ----      5,019
Common stock issued (C)                              ----       ----
                                                 --------    -------
Weighted average number of common shares and
 common equivalent shares                          52,327     37,055
                                                 ========    =======
Net loss                                         $(13,355)   $(4,340)
                                                 ========    =======
Loss per common and common equivalent share      $  (0.26)   $ (0.12)
                                                 ========    =======

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(A) All shares have been adjusted to give effect to the 3.75 for 1 stock split effected in the form of a stock dividend effective March 28, 1996.

(B) All stock options are anti-dilutive; however, pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83 (SAB 83), stock options granted with exercise prices below the assumed initial offering price during the twelve-month period preceding the date of the initial filing of the Registration Statement filed in connection with the Company's initial public offering have been included in the calculation of common stock equivalent shares as if they were outstanding for all periods through June 30, 1996, the quarter in which the initial public offering was completed.

(C) All stock issued during the three months ended March 31, 1996 was within the twelve-month period discussed in (B) above. As a result, the shares issued at prices below the assumed initial public offering price during this period have been included in the calculation as if they were outstanding for all periods presented.